Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Dynavax Technologies Corporation Amended and Restated 2011 Equity Incentive Plan of Dynavax Technologies Corporation of our reports dated March 13, 2017, with respect to the consolidated financial statements of Dynavax Technologies Corporation and the effectiveness of internal control over financial reporting of Dynavax Technologies Corporation, included in its Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

June 2, 2017